EXHIBIT 4.5
                                                                     -----------



         RECONCILIATION OF THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS
                              AS AT MARCH 31, 2004
 AND FOR THE THREE MONTH PERIODS ENDED MARCH 31, 2004 AND 2003 TO UNITED STATES
                    GENERALLY ACCEPTED ACCOUNTING PRINCIPLES:

     The consolidated interim financial statements of Precision Drilling Corporation (the "Corporation") were prepared in accordance with Canadian generally accepted accounting principles ("Canadian GAAP") which, in the case of the Corporation conforms with United States generally accepted accounting principles ("US GAAP") in all material respects, except as follows:

     a)  INCOME TAXES:

         Under Canadian GAAP the Corporation adopted the liability method of accounting for income taxes in 2000. US GAAP required the use of the liability method, which substantially conforms to the Canadian GAAP accounting standard adopted in 2000, prior to 2000. Implementation of the Canadian standard resulted in a $70.0 million increase in retained earnings that under US GAAP is in included in goodwill. Under US GAAP amortization totaling $7.0 million was recorded on the additional goodwill in 2000 and 2001. At March 31, 2004 and December 31, 2003 the US GAAP financial statements would reflect an increase in goodwill of $63.0 million and a corresponding decrease in retained earnings.

     b)  STOCK COMPENSATION

         Effective January 2004 the Corporation adopted revised Canadian accounting standard with respect to accounting for stock-based compensation. Under the Canadian standard the fair value of common share purchase options is calculated at the date of grant and that value is recorded as compensation expense over the vesting period of those grants. The Corporation has retroactively applied this standard with restatement of prior years to all common share purchase options granted since January 2002. Under US GAAP the Corporation has elected only to disclose the impact of expensing common share purchase options.

     The application of US accounting principles would have the following impact on the consolidated financial statements:

     CONSOLIDATED STATEMENTS OF EARNINGS
==================================================================================================================
     Three months ended March 31,                                                        2004             2003
------------------------------------------------------------------------------------------------------------------
     Net earnings under Canadian GAAP and proforma earnings
     under US GAAP                                                               $    100,519        $  83,129
     Adjustments under US GAAP:
         Stock-based compensation expense                                               2,051            1,768
------------------------------------------------------------------------------------------------------------------
     Net income and comprehensive income
       under US GAAP                                                             $    102,570        $  84,897
==================================================================================================================

     Earnings per share under US GAAP:
         Basic                                                                   $       1.85        $    1.57
         Diluted                                                                 $       1.82        $    1.54
------------------------------------------------------------------------------------------------------------------

     BALANCE SHEETS

==================================================================================================================
                                                    MARCH 31, 2004                   December 31, 2003
                                                AS REPORTED       US GAAP         As reported      US GAAP
------------------------------------------------------------------------------------------------------------------
     Current assets                            $   827,588          827,588        $  686,458      $  686,458
     Property, plant and equipment               1,587,732        1,587,732         1,588,250       1,588,250
     Intangibles                                    63,778           63,778            65,262          65,262
     Goodwill                                      528,547          591,576           527,443         590,472
     Other assets                                    8,612            8,612             8,932           8,932
     Assets of discontinued operations               4,086            4,086            32,040          32,040
------------------------------------------------------------------------------------------------------------------

                                               $ 3,020,343      $ 3,083,372        $2,908,385      $2,971,414
==================================================================================================================

     Current liabilities                       $   405,793      $   405,793        $  438,197      $  438,197
     Long-term debt                                391,172          391,172           399,422         399,422
     Future income taxes                           340,356          340,356           320,599         320,599
     Liabilities of discontinued operations             --               --             1,107           1,107
     Non-controlling interest                        4,628            4,628             3,771           3,771
     Shareholders' equity                        1,878,394        1,941,423         1,745,289       1,808,318
------------------------------------------------------------------------------------------------------------------

                                               $ 3,020,343      $ 3,083,372        $2,908,385      $2,971,414
==================================================================================================================


     CONSOLIDATED STATEMENT OF CASH FLOWS
------------------------------------------------------------------------------------------------------------------

     The application of US accounting principles would have no impact on the consolidated statement of cash flows.